UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Christ              William F
   Corporate Headquarters
   100 Crystal A Drive
   Hershey,       PA     17033
2. Issuer Name and Ticker or Trading Symbol
   Hershey Foods Corporation (HSY)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   December 1997
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) [ ] Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below) Senior VP and CFO

7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                  12/05/97    M        300.0000      A  $17.6875                    D
Common Stock                                  12/05/97    S        300.0000      D  $61.3375                    D
Common Stock                                  12/05/97    M        4,300.0000    A  $18.1250                    D
Common Stock                                  12/05/97    S        4,300.0000    D  $61.3375                    D
Common Stock                                  12/05/97    M        5,400.0000    A  $22.3750                    D
Common Stock                                  12/05/97    S        5,400.0000    D  $61.3375     24,183.8747    D
Common Stock                                                                                     7,017.6810     I  401(k) Plan

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Non-Qualified Stock Option     $17.6875        12/05/97       M                          300.0000                      01/08/00
(right to buy)
Non-Qualified Stock Option     $18.1250        12/05/97       M                          4,300.0000                    01/07/01
(right to buy)
Non-Qualified Stock Option     $22.3750        12/05/97       M                          5,400.0000                    01/05/02
(right to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     12/05/97  Common Stock                   300.0000                  0.0000        D
(right to buy)
Non-Qualified Stock Option     12/05/97  Common Stock                   4,300.0000                0.0000        D
(right to buy)
Non-Qualified Stock Option     12/05/97  Common Stock                   5,400.0000                4,400.0000    D
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ Christ              William F
DATE                    01/09/98